EXHIBIT 99.2

EDCI 1Q2009 Investor Conference Call
Management Script

EDCI – 1Q2009 EDCI Holdings, Inc.
Investor Conference Call

may 8, 2009 @ 4:30 PM EST

CORPORATE PARTICIPANTS (in order of appearance)

Kyle Blue
EDCI Holdings, Inc. – Office of the CFO

 Robert Chapman, Jr.
 EDCI Holdings, Inc. – Chief Executive Officer

Matt K. Behrent
EDCI Holdings, Inc. - Executive Vice President, Corporate Development

Roger J. Morgan
EDC, LLC – Executive Vice President, International Operations

Michael D. Nixon
EDCI Holdings, Inc. – Office of the CFO

Operator

Good afternoon. I will be your conference operator today. At this time, I would like to welcome everyone to the first quarter 2009 investor conference call. (Operator Instructions). Thank you. Mr. Kyle Blue, you may begin your conference.

Kyle E. Blue - EDCI Holdings, Inc. – Office of the Chief Financial Officer

[KEB Introduction]:  Thank you.  Good afternoon and welcome to EDCI Holdings' 1Q2009 Investor Conference Call.  This is Kyle Blue, Senior Manager of External Reporting and head of Investor Relations within EDCI’s Office of the CFO.  For future reference, I may be reached at area code (317) 596-0323.  Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations section of the Company's website at EDCIH.com.  You will also be able to find the related press release at the Company's website.  In addition, EDCI promptly shall file a SEC Form 8-K with today’s call transcript, reducing listeners’ need to take notes of their own.

[Terminology]:  Throughout today’s call we shall refer to the public company EDCI Holdings as “EDCI,” and its investment in the CD/DVD manufacturer known as “EDC.”  “EDC Intl.” shall refer to EDC’s continuing UK and German operations, and excludes the discontinued, now-sold U.S. operations.  In addition, the term “Disc” shall refer to CDs and DVDs combined, and excludes any returned disc processing volumes to EDC’s distribution operations.

[Safe Harbor Provision]:  Now onto the Safe Harbor Provision.  The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements regarding the Company's operations and financial performance may be made during the call, and as you are aware, these statements may include projections regarding, among other things, future revenue and earnings results. Forward-looking statements are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected as described in the cautionary statements included in the Company's forms 10-Q and 10-K filed with the SEC. EDCI assumes no obligation to update any forward-looking statements and does not intend to do so. Throughout this call, the Company may present both GAAP and non-GAAP financial measures. A reconciliation of non-GAAP results to the most comparable GAAP financial measure is available on EDCI's website in the press release.  All non-GAAP financial measures are provided as a complement to the Company's GAAP results, and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

[1Q2009 Conference Call Speaker Introduction]:  I would now like to turn the call over to EDCI’s Chief Executive Officer, Robert Chapman, Jr.

Robert L. Chapman, Jr. - EDCI Holdings, Inc. – Chief Executive Officer

Thank you, Kyle.  On today's 1Q2009 call, I will give yet another review of the continuation from the 4Q2008 of EDC’s horrific Disc volume trends, and then turn the call over to Matt Behrent, who will provide an update on EDCI’s strategic review and acquisition process, which deteriorated from difficult to worrisome as benchmark stock index, and distressed asset valuations, exploded upward off their March 9th lows.  Roger Morgan has dialed in from Europe, from where he oversees EDC Intl.’s Disc business, which he will overview along with the Blackburn-Hannover Consolidation Plan announced at the tail end of the 1Q2009.  Finally, Michael Nixon, one of now two members of the Office of the CFO, then will break down EDCI’s 1Q2009 results, again which are available in detail in the press release issued earlier today.  Then, I will wrap up the quarter allowing Kyle Blue to arrange for management to take your questions.  As I realize this is a Friday afternoon, but the call was scheduled as such to remain consistent with the prior two years’ 1Q investor call dates, please be informed that both the Office of the CFO and I shall be available all next week for questions, in addition to being available in person the following week at EDCI’s 2009 Annual Meeting.

[1Q2009 EDC Overview]:  The 1Q2009 was the second consecutive, brutally difficult quarterly period to be in the CD manufacturing and distribution business, as mid-teen Disc volume declines previously infecting the U.S. broke out in EDC’s now exclusively European operations.  The plague afflicting EDC remains the same, dual diseases of digital substitution to iPods and consumer avoidance of discretionary spending, both of which result in massive pricing pressure due to resultant CD industry overcapacity.  Negative operating leverage from rapid Disc volume declines continues to overwhelm EDC’s high fixed cost, moderate gross margin businesses.   Again, plummeting disc volumes drove plummeting gross income, in turn eroding operating margins as the resultant gross income struggled to cover EDC’s non-variable, fixed costs.  With this in mind, consider how EDC’s 1Q2009 global Disc volume decline of 10% in manufacturing and 20% in distribution wreaked havoc on EDC’s 1Q2009 operating income.  In addition, EDC’s 1Q2009 severe volume and thus 30% revenue decline, from ~ $59 MM to ~ $41 MM, translated into an ~ $6 MM, or 50%, Y/Y decline in 1Q2009 gross income to $5.6 MM, on a 540 basis point Y/Y decline in gross margin percentage.  Even with the over $2 MM Y/Y drop in EDCI’s 1Q2009 SG&A, EDC’s 1Q2009 quarterly gross income could not deliver positive operating income compared to breakeven operating income in the 1Q2008.

[Handoff to MKB]:  I would now like to turn the call over to Matt Behrent, Executive Vice President in charge of Corporate Development, to explain the deliberate lack of progress we have made on the acquisition front.

Matt Behrent - EDCI Holdings, Inc. - Executive Vice President, Corporate Development

[Update – Continued Market Impediments to EDCI’s Acquisition Strategy]:  Thank you, Bob.  As discussed just five weeks ago on March 31st, Bob and I have been particularly focused on micro-cap public targets over the last several months, as public market valuations had adjusted downwards faster than private markets.  Since that time, one of the two impediments we were seeing then – excessive asking prices – has become an even greater problem for EDCI’s acquisition strategy, which is focused on acquiring businesses with troughing fundamentals at trough multiples.  The problematic bid – ask spread in M&A hasn’t narrowed, and while there are some early signs of a potential economic recovery, there is a lack of sufficient evidence of troughing – let alone recovering fundamentals –  to justify the Company aggressively considering, much less aggressively pricing, available targets just to “get a deal done”.

[“LTM-itis” Meets the Second Derivative]:  However, given the strength of the rally – the Russell 2000 stock index is now up over 40% from its March 9th bottom – it clearly behooves Bob and I to address the bull thesis of sellers head on.  Our view that sellers have been suffering from an irrational focus on stale, inflated fundamental data for sales price expectations – what we termed “LTM-itis" – was driven by two key factors: 1st) Lack of seasoning of the 50% + declines suffered by most micro-cap stocks in 2H2008 in the minds of owners together with what appeared to be nothing more than their “hope” for a “V” shaped recovery and 2nd) lack of evidence of troughing fundamentals, indicating EDCI’s focus on the more likely immensely challenging conditions over the next twelve months – vs. the last twelve months – was more realistic.

More recently, with sightings of what Ben Bernanke referred to as “green shoots” on the economic landscape, the financial markets have focused on the deceleration in the deterioration of economic conditions as indicative of an approaching trough.  The second derivative, optimists say, is turning positive, and sellers have a new argument supporting their high valuation expectations.  The counter, pessimistic-argument is that “things are only getting worse more slowly”, further economic dislocations could occur from time bombs such as increasingly problematic credit card balances and mortgage re-sets.   Even in a neutral, vs. spiking-V or diagonally declining, economy, corporate profits could struggle along in a protracted “U” or “L” shaped recovery for many years, making foolish EDCI’s prospectively paying a high multiple for stubbornly low pre-tax profits that won’t rapidly chew down EDCI’s $288 million in NOLs.

[Second Derivative Not The Same as Troughing Fundamentals]:  Without debating whether the second derivative is sufficient to justify an investment in more liquid public equities, Bob and I firmly believe the evidence remains insufficient to justify paying anything other than trough multiples for complete ownership of a business in an asset class – micro-cap equities – that remains extremely illiquid and which given the capital EDCI has to invest, will result in a single undiversified investment in that asset class.  These factors argue against EDCI aggressively stepping up to bridge the bid- ask spread in the acquisition of a business.

[Plan B – Assets, not Companies]  However, this position, in light of rallying markets and second derivative economic indicators jacking up seller expectations, is more likely to result in the lack of an attractive acquisition of a micro-cap business in the coming months, and accordingly we are concurrently pursuing other options.  In addition to acquiring a company, we are examining the option of buying debt securities that are trading with a risk / return profile that justifies the current asking prices and economic uncertainties.  However, the prices of these securities also have rallied significantly in the last several months, as a result of which our yield targets may be unachievable without excessive risks.

[Falling Knife Risk]:  Clearly, this debt security strategy involves a cyclical play, and as Bob and I have committed before, we will not make that decision lightly.

[Target Size – Smaller Initial Investments Possible]:  EDCI is still considering the deployment of its entire $50 million of cash-based equity – with between 50% and 100% leverage ideally – as a larger transaction will accelerate the utilization of, and thus the value creation from, EDCI’s NOLs.  Unfortunately, in this current credit environment, the ability to leverage an acquisition is severely limited.  However, another appeal of pursuing more fungible debt securities is the initial purchase may be more “bite-sized”, allowing EDCI to limit its initial risk – and increase our relative ability to diligence the investment – in the first instance.    Yet again, the problem with smaller acquisitions is that the utilization of the NOL is not accomplished satisfactorily.

[Acquisition vs. Liquidation]:  Obviously, while time is on EDCI’s side right now as a buyer, EDCI remains very aware that patience and diligence need to be balanced against the time / value of a potential return of EDCI’s cash to its shareholders, especially as the percentage of EDCI shareholders who have purchased shares of EDCI well below EDCI’s cash per share value grows over time.   EDCI’s Board continues to evaluate the return-of-cash option, which by definition increases in probability as the odds of making a spectacular acquisition decreases.  To put EDCI’s owners’ minds at relative ease, I will inform you that our CEO’s key cash-related mantra regarding the importance of cost and acquisition risk management remains, “Don’t burn it, and don’t blow it.”

[Referrals Wanted]:  In closing, I’d like to again encourage portfolio managers with significant (approximately 10%) stakes in suitable public companies, or holders of or brokers for high quality / high yielding debt and similar securities to contact me directly at  (212) 331-2762 .  Bob and I will respond to real offers – solid companies with realistic valuation expectations - within hours.

[Handoff to RJM]:  I would like now to turn over the call to Roger Morgan, Executive Vice President of International Operations of EDC, LLC to review the operating results.

Roger J. Morgan - EDC, LLC - Executive Vice President, International Operations

[Intl. Disc Industry Trends]:  Thank you, Matt.   Let’s start with the international disc industry trends.  Unfortunately, the year 2009 started much as the 2008 year ended. Digital distribution continued to expand its market share of recorded music driven, in part, by aggressive price competition amongst online retailers such as Amazon competing for market share against iTunes.  Repertoire owners in the physically packaged music space responded by initiating more, and extending the duration of, catalogue campaigns to generate demand, whilst at the same time seeking to bolster margins by reducing the cost of product by simplifying packaging and removing non value added extras. The normal cyclical downturn in demand, combined with the substitution to digital distribution, continued to fuel pricing pressures. EDC continued to carefully monitor pricing developments, and consciously move out of certain segments, where pricing levels became unsustainable or credit exposure too high.   The concept of stimulating demand via a reduction in the retail price of physical CD’s continued to gain momentum; however, as yet, major repertoire owners have resisted the proposition, instead grasping onto the high margins that are attached to today’s lower volumes.  Should UMG, as increasingly has been supported by physical CD retailers seeking to compete more effectively with iTunes, determine to reduce substantially its current pricing to retailers, EDC should be a major beneficiary of resultant volume increases.

[EDC 1Q2009 Volumes and Delta Explanation]:  Now turning to EDC Intl.’s 1Q2009 downward volume trends.  EDC Intl. manufacturing and distribution volumes were down 13% Y/Y compared to an overall European CD market decline of approximately 9% Y/Y.  EDC Intl.’s 1Q2009 was weak in no small part due to few significant new releases; only two items, the U2 release of “No Line on the Horizon” and a Jazz compilation, shipped more than 0.5 million units, compared to  five releases breaking the half million unit threshold in 1Q2008, including significant  new releases from Amy Winehouse and Duffy. The quarter was, however, salvaged by the U2 release, which slipped from 4Q2008 into 1Q2009, and alone accounted for 5 % pts. of EDC’s overall 1Q2009 shipments. EDC’s Hannover, Germany 1Q2009 Disc manufacturing volume fell 4% Y/Y while EDC Hannover Disc distribution volume fell 20% Y/Y, though 17% pts. of that 20% Y/Y distribution volume decline came from lost customer UPI, which went to a competitor Cinram in the 3Q2008. Excluding the UPI customer loss, the EDC Hannover 1Q2009 overall volume declines were in line with that of the Central European market.  EDC’s Blackburn, UK 1Q2009 Disc manufacturing volume fell an astounding 19% Y/Y compared to a UK market decline of 11% Y/Y.  The 8% pts. adverse performance relative to overall CD market reflected the relatively weak release roster of EDC’s customers and the withdrawal by EDC Blackburn from certain customer accounts due to unacceptable pricing and credit exposure. Given the traumatic world-wide economic conditions that continue to persist, and the brutal nature of the CD manufacturing and operating environment, EDC expects FY2009 to remain extremely challenging.

[Key Failure Notice Dispute with UMG]:  Now moving onto the Key Failure Notice dispute with UMG.  As Bob discussed on 31st of March, UMG issued to EDC on 19th of February, though having previously withdrawn twice, Key Failure Notices as a result of purported breaches of contractual minimum service levels.  EDC continues to dispute vehemently that any such breaches of service level have occurred. As a result of UMG’s intransigence to engage reasonably in the resolution of this matter, EDC elected, in accordance with the contractual provisions between the parties, to have the dispute adjudicated by arbitration.  EDC is currently progressing discussions with legal counsel to confirm the applicable process and prepare argumentation.  EDC remains confident that EDC will prevail in this matter.

[Blackburn – Hannover Consolidation]:   Finally, I’ll talk about the Blackburn-Hannover Consolidation Plan.  As we discussed on March 31st, EDC’s Board of Directors made a clear determination that it was not commercially reasonable to continue serving EDC’s customers out of the Blackburn manufacturing facility. Without question, Blackburn’s 1Q2009 Disc volume decline of 19% Y/Y has done nothing to weaken the view that consolidation was essential.  As a result, EDC’s Board approved a plan to consolidate manufacturing volumes currently in EDC Blackburn Ltd. by essentially ending the subcontracting to Blackburn, over the balance of FY2009, of various Hannover-owned manufacturing contracts such as UMG-UK’s volumes. However, the Board’s approval was conditioned upon receiving the necessary consents and approval of the consolidation plan by EDC’s lenders, with which EDC currently is in negotiation.  Regardless, good progress has been made with the development of the detailed Consolidation Plan.  The Consolidation Plan is forecast to generate an annual incremental EBIT of over $5 million in FY2010, and incur ~ $8-9 million of one-time costs at Blackburn including ~ $6 million of severance for 270 EDC Blackburn employees, ~ $2 million relating to clearing and exiting the EDC Blackburn leased site.  This ~ $8-9 million of one-time costs at Blackburn would accrue on top of ~ $1 million in capital expenditures relating to Hannover facility expansion that would occur in the event that negotiations with EDC’s lenders, and employees in Hannover, are resolved satisfactorily. As a result of the Consolidation and specifically the transfer of independent client accounts to replicators of their choice, we anticipate that EDC Blackburn’s 2Q-4Q2009 volumes will decline materially Y/Y. Subject to lender approval, which itself may be determined by wage concessions from the EDC GmbH Hannover workforce, EDC is on track with the Consolidation Plan, and currently engaged in a legislatively required ninety day consultation period with the EDC Blackburn workforce.  In addition, starting earlier this week, EDC initiated discussions with its EDC GmbH Hannover workforce regarding the wage concessions previously mentioned.  More details of the Blackburn-Hannover Consolidation Plan will be released on EDCI’s 2Q2009 Investor Conference Call, estimated to occur in early August.

[Handoff to MDN]:  I’d now like to turn the call over to the Office of the CFO, from which one of its two members, Michael Nixon, will provide color on EDCI and EDC’s 1Q2009 results.

Michael D. Nixon  - EDCI Holdings, Inc. - Office of the CFO

[Overall 1Q2009 Results Delta]: Thank you, Roger.  In the 1Q2009,  EDCI posted a loss from continuing operations of just under $1 million, excluding ~ $1 million in one-time UK redundancy costs and ~ $2 million from a one-time gain on the settlement of our cross-currency swap agreement.  This compares to 1Q2008 income from continuing operations of around a positive $2 million, after excluding ~ $3 million of losses related to valuation adjustments to our currency swap and foreign denominated transactions, and ~ $2 million of amortization of intangibles.  The  resulting 1Q2009 decline of over $2 million Y/Y in adjusted income from continuing operations reflects the double digit Y/Y decline in 1Q2009 Disc volumes, and would have been even worse had SG&A costs not fallen by over $2 million Y/Y, almost half of which was due to favorable exchange rate fluctuations.

[1Q2009 Revenues Delta]:  Turning to revenues, EDC Intl.’s 1Q2009 revenues fell 30% Y/Y to ~ $41 million, driven in part by a 13% Y/Y disc volume decline.  This volume decline included a 10% Y/Y decline in manufactured units and a 20% Y/Y decline in distribution units.   These declines would have been much worse had the U2 release of “No Line on the Horizon” not provided over 4 million units manufactured and distributed in the 1Q2009.  This 1Q2009 13% Y/Y volume decline rate comes on the heels of an identical 13% Y/Y decline rate in 4Q2008, which is historically our peak season.  It should be noted that roughly half of EDC Intl.’s 1Q2009 revenue decline was due to the very strong US$ vs. the Euro and British Pound.  In addition, EDC Intl.’s 1Q2008 revenues included ~ $4 million from former distribution customer UPI, which was lost to Cinram in the 3Q2008, accounting for 7  % pts. of EDC Intl.’s 1Q2009 revenue decline.

[1Q2009 Gross Profit/Margin Delta]:  From a gross profit perspective, EDC Intl.’s 1Q2009 gross profit declined 50% Y/Y driven by the 13% Y/Y disc volume decline, unfavorable US$ currency translation due to the strong US$, and ~ $1 million of one-time UK redundancy costs.  11 % pts., or ~ $2 million of the 50% Y/Y gross profit decline, is attributable to the loss of the highly profitable former distribution customer UPI.  Another 9 % pts. of EDC Intl.’s 1Q2009 gross profit decline came from the unfavorable US$ translation.  On an apples-to-apples basis, excluding one-time UK redundancy costs and the loss of the UPI gross profit, EDC Intl.’s 1Q2009 gross margin percentage was 15% versus 17% in the 1Q2008, and 25% in EDC~~’s~~ Intl.’s 4Q2008 peak seasonal quarter.

[1Q2009 Operating Income Delta]:   Looking at the operating income line, excluding one-time UK redundancy costs of ~ $1 million, EDCI posted an operating loss of ~ $1 million in 1Q2009 despite ~ $2 million lower Y/Y SG&A expense.  This compares to EDCI 1Q2008 operating income of close to $2 million, excluding amortization of intangibles. The ~ $3 million Y/Y decline in operating income reflects the impact of falling disc volumes and thus revenues against a fixed cost structure geared toward high volumes. EDCI’s 1Q2009 lower Y/Y SG&A expense was assisted by ~ $1 million Y/Y from a favorable US$ exchange rate fluctuation, and another ~ $1 million Y/Y from lower professional fees and employee compensation costs.

[1Q2009 Balance Sheet Delta - Cash]:  Turning our attention to the all important statistics regarding EDCI’s cash, EDCI ended 1Q2009 with ~ $52 million, or around $7.75 in cash per share, in holding company cash – almost all unfortunately still in U.S. treasury bills, down less than $1 million from year-end 2008 due primarily to employee compensation costs.    EDC itself, separate from the EDCI holding company, at the end of the 1Q2009 held ~ $24 million in unrestricted cash excluding ~$2 million that continues to be held in escrow for Kings Mountain facility shutdown costs.    That Kings Mountain facility remains listed for sale at $8.9 million, but EDC values it for financial reporting purposes at $7.0 million.

[1Q2009 Balance Sheet Delta – EDCI Cash Burn Rate]:  As noted previously, EDCI’s 1Q2009 cash burn rate of less than $1 million, or more precisely $0.7 million, was, on an annualized basis, below the FY2009 annualized estimated cash burn rate of $3.6 million, or ~ 54 cents per share, as professionals who are jointly employed to work for both EDCI and EDC allocated a significantly larger % of their time, as a group, on matters relating directly to EDC, such as the Consolidation Plan.  With half of our CEO’s cash conservation mantra, as Matt Behrent stated earlier, being “Don’t burn it,” EDCI continues to review its legal, audit and tax professional fees to reduce them beyond the 36% reduction assumed in EDCI’s FY2009 above-estimated cash burn rate.  Likewise, EDCI and EDC continue to review staffing levels, and associated compensation costs, to ensure that personnel costs are aligned with EDCI’s size and cash conservation needs.  The company-wide wage freeze, exclusive of promotions to higher responsibility, remains in effect.

[1Q2009 Balance Sheet Delta – EDCI Cash Burn Rate – Interest Income]:  Looking at returns on EDCI’s investments, as was the case at year-end 2008, EDCI’s cash continues to receive meager returns at best on its investments in essentially interest free U.S. treasury bills.  While the authority from the EDCI Board to invest $10 million of the ~ $50 million in cash equivalents in high, or higher, yielding fixed income securities or closed end funds is still in place, the corporate bond rally that took off in earnest on March 9, 2009 has made such bonds and bond funds, currently trading at significant NAV premiums, a less attractive investment option.  Clearly, EDCI had the right idea but Board approval of the idea coincided with a rally that EDCI CEO Robert Chapman determined not to chase.  EDCI continues to monitor market conditions for a suitable investment for EDCI’s cash, but due to an ultraconservative stance, none of the $10 million authorized has been invested in corporate bond funds or elsewhere.

[1Q2009 Tax Loss Carryforwards/ NOLs]:  As for EDCI’s tax NOLs, at the end of 1Q2009, EDCI continued to carry $288 million of unrestricted U.S. tax NOLs, translating into approximately $14/share of potential future tax savings based on a 33% corporate tax rate.  These NOLS, which can be used to offset future taxable income, begin to expire ten years from now in 2019.   EDCI continues to monitor extremely closely EDCI’s 382 limitations, keeping close track on the impact of the buyback program on shareholders currently outside the all-important three-year window.  EDCI must consider that its buyback program may inadvertently thrust sub-5% shareholders into that Section 382 bucket, and balance that risk against the accretion to cash/share that comes from sub-cash/share repurchases. EDCI strongly recommends that any EDCI shareholders approaching 5% notify EDCI management in order to reduce the odds of EDCI inadvertently impairing its NOL tax situation.

[Buyback Program]:  Now for a brief update on EDCI’s stock buyback plan -- during the 1Q2009, due to blackout periods and not due to choice, EDCI made no stock repurchases under the stock buyback plan that authorized EDCI to repurchase up to one million shares over the 12-month period ending June 3, 2009.  To date, EDCI has repurchased only 325,000 shares of EDCI common stock, at an average price of $4.39/share, including a mere 175,000 under the stock buyback plan.  The main impediments to EDCI’s not having repurchased more shares, despite their hitting a low price near $2/share in October 2008, have been extensive blackout periods and conservative risk management to avoid impairing the NOLs.  As the plan is set to expire in around three weeks and remains extensively underutilized, EDCI is expected to renew the repurchase plan at the May 19, 2009 meeting of its Board of Directors. Timing wise this could be advantageous, as beginning in late August 2009, the risk of inadvertently triggering a greater than 50% ownership change will be lessened with a large block of stock dropping out of the three-year 382 calculation.  This is particularly true if the owner of that large block is willing to agree to a lockup that eliminates for a certain period of time the possibility of shares sold from that particular block going into what is called under 382, “the Public Group.”  Regardless, any future repurchases made under EDCI’s stock buyback plan may be done in such a manner that ensures that EDCI has a sound cushion in regards to the change of ownership requirements, and are thus not endangering the NOLs.  I should note that under Rule 10b-18 of the Securities and Exchange Act of 1934, we are limited in how many shares we can purchase in the open market on any given day.  In addition, as mentioned earlier, EDCI’s buyback program is restricted by extensive blackout periods.

[1Q2009 Balance Sheet Delta - Debt]:   Now turning to the liabilities on EDCI’s balance sheet, debt, as was the case at year-end 2008, EDCI, at the holding company, non-consolidated level, continued to be essentially debt-free throughout the 1Q2009. EDC ended the 1Q2009 with long term debt of ~ $9 million, of which $7 million was due to Wachovia.  During the 1Q2009, EDC has paid down its term loan by ~ $1 million, with proceeds from the sale of equipment to Sony DADC as part of the Sony deal.  This is in addition to EDC’s nearly $29 million of debt extinguishment in the 4Q2008 primarily from Sony DADC deal proceeds.

[1Q2009 Balance Sheet Delta – A/R]:  From an A/R standpoint, EDC Int’l 1Q2009 accounts receivable DSO stood at 32 days, up from 26 days as of December 31, 2008.  The increased DSO reflects customary timing of invoicing and payments received from our largest customer around the end of 1Q2009 compared to the end of 4Q2008. EDC Int’l will continue to closely monitor its receivables balances and customer credit terms in this increasingly difficult operating environment in an effort to minimize the Company’s exposure to collection issues.

[Balance Sheet Delta – Discontinued Operations Wind-down]:   Lastly, during the 1Q2009, EDC completed all manufacturing requirements under the TSA agreement with Sony DADC, and had substantially completed the transfer of all equipment and raw materials to Sony DADC’s facilities.  From a cash standpoint, EDC has used ~ $3 million of the over $5 million funds set aside for wind-down of the US operations with the remaining ~ $2 million estimated as sufficient for all remaining wind down costs.  On the real estate front, EDC continues to list the Kings Mountain, North Carolina facility, currently valued on EDC’s books at $7 million, but have seen sporadic interest from prospective bidders who have discovered the $8.9 million property listing.  In addition, the auction of all remaining equipment at the Kings Mountain facility is scheduled for mid-June 2009, after which the facility will be mothballed until sold.

[Handoff to RLCjr]:  I'd like to turn the call back to Bob for some final comments before we go to the Q&A

Robert L. Chapman, Jr - EDCI Holdings, Inc. – Chief Executive Officer and Director

Thank you, Mike.  In closing, I am extremely satisfied with EDC’s strategic accomplishments during my first quarter as this subsidiary’s CEO – the Consolidation Plan’s formulation required countless hours of cooperative foresight, brainstorming, analysis and courage by Roger Morgan’s international executives, with particular gratitude owed to Blackburn directors Andrew Lloyd Jones and Ian Clarke.  That plan, along with across-the-board cost containment, and realignment to EDC’s far lower volumes and resultant profitability, has kept the EDC whale swimming offshore from a rapidly falling tide, and thus not beached and gasping for liquidity to survive.   As for EDCI’s acquisition effort, its prospects to gain some traction looked increasingly promising until March 9, 2009, at which time the Russell 2000 stock index, and many distressed assets, began a precipitous ascent that reinvigorated the negotiating spirit of potential asset and company sellers.  For the benefit of all of EDCI’s owners, both its largest ones such as Chapman Capital with its 13% stake, and smaller individual ones whose patience has been tested, I hereby repeat again that EDCI will shift gears away from expending and risking its approximately $50 million in cash if its Board determines that an opportunistic, NOL-utilizing purchase is fraught with excessive risks of duration, execution and/or capital loss.  Worthy of note is that as the holding periods of EDCI’s 5%+ shareholders naturally seasons, there are alternatives to expending EDCI’s cash in the pursuit of utilizing around $14/share of potential future tax benefits.

Before I turn the call over to the operator for Q & A, I want to remind EDCI’s owners that EDCI’s 2009 Annual Shareholders Meeting is scheduled for one week from next Tuesday, or May 19th, at 9:00 a.m. EST.  This year, EDCI located its annual meeting at the Grand Hyatt New York, Park Avenue Board Room, to accommodate the increased ownership percentage by institutions located either in New York City, or the surrounding region.  On behalf of EDCI’s entire management team and Board of Directors, I invite all existing and prospective EDCI owners to join me in what again should be a very lively discussion.

I now turn the call over to the operator for Q & A.

END

Question and answer portion of conference call may be obtained from private transcription service providers.